EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Itamar Medical Ltd:

We consent to the use of our report dated April 10, 2019, with respect to the consolidated statements of financial position of Itamar Medical Ltd. as of December 31, 2018, and 2017 and the related consolidated statements of operations and comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively the “consolidated financial statements”), included in its Annual Report on Form 20-F, incorporated by reference herein.

/s/ Somekh Chaikin

Somekh Chaikin

Certified Public Accountants (Israel)

Member Firm of KMPG International

Tel Aviv, Israel

April 10, 2019